EXHIBIT 10.9

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING ("MOU") is entered into on the date set forth on the signature page hereof.

BETWEEN: One World Cannabis Ltd, a legal entity organized under the laws of the State of Israel, having a place of business at 22, Shacham Street, Petach Tikva, Israel, herein acting and represented by Ziv Turner, its Chief Executive Officer, duly authorized for the purposes hereof as he so declares;

AND: Medmar LLC, a legal entity constituted under the laws of the State of Maryland, having a place of business in Baltimore; herein acting and represented by Jeffrey Low, its Director, duly authorized for the purposes hereof as he so declares.

One World Cannabis Ltd and Medmar LLC are sometimes referred to individually, as a "Party" and collectively, as the "Parties."

NOW THEREFORE, THE PARTIES DECLARE THE FOLLOWING:

WHEREAS, One World Cannabis Ltd. ("OWC"), a wholly owned Israeli subsidiary of OWC Pharmaceutical Research Corp. (OTCQB:OWCP), is focused on discovering, developing and commercializing cannabis-based novel therapeutics products and treatments specifically designed for several medical conditions ("OWC's Products"). In addition, OWC offers medical cannabis regulatory compliance services and patient-care consultancy services.

WHEREAS, Medmar LLC ("Medmar") was organized in the State of Maryland for, among other things, growing, extracting and dispensing medical marijuana products in and under the applicable laws of Maryland ("Maryland House Bill 490" or the "Maryland Act"); and

WHEREAS, the Maryland Act permits up to 15 organizations licensed by the State; and

WHEREAS, Medmar intends to apply to become a Registered Organization under Maryland House Bill 490; and

WHEREAS, Medmar desires to obtain from OWC certain services based on the expertise and knowledge of OWC in anticipation of Medmar applying to become a Registered Organization under the Act; and

WHEREAS, the Parties are entering into this MOU to set forth their mutual intentions;

NOW THEREFORE, in consideration of the mutual understandings and agreements set forth herein, the Parties agree as follows:

1. Consultancy Services and Use of Knowledge.

1.1 OWC will provide Medmar consultancy services, based on OWC's existing knowledge and regulatory expertise in the field of medical cannabis treatment, in patient care programs, and in establishing training and consulting centers for medical staff and patients, and assisting with the creation and implementation of regulations governing the medical cannabis program.
1.2 Such services will be provided in connection with Medmar's application for registration as a "registered organization", according to the Act.
1.3. If a "registered organization" status, according to the Act, should be provided to Medmar in Maryland by December 31, 2015 (such date, as may be extended with the written consent of OWC, the "Medmar License Date"), OWC will also provide services to Medmar, pending local Maryland regulations and manufacturing abilities as Medmar shall inform OWC from time to time, shall provide Medmar with an exclusive license to OWC's intellectual property rights solely for the purpose of allowing Medmar to manufacture and distribute in Maryland products in the field of medical cannabis treatments for Multiple Myeloma, PTSD, Fibromyalgia and acute migraine (collectively, "Products"). Skin disease products and/or other products (including future products of OWC) are not included in the definition of Products.
1.4. In connection with the above license (and following the obtaining of all required licenses under the Act by the Medmar License Date), OWC will provide consulting services (as shall be agreed in the definitive agreement) in order to assist Medmar to initiate the production and formulation to the mutually chosen manufacturer facility as referred to in 1.3 above. The services scope and schedule will be according to the clinical phase completion as shall be further detailed in the definitive agreement.
1.5. The production and distribution by Medmar pursuant to this MOU is limited for the State of Maryland.
1.6. OWC hereby grants Medmar the right to publicize, promote and market solely in Maryland that it has the exclusive rights in Maryland to obtain services from OWC and to distribute OWC Products and to publicize any of OWC public announcements subject to preliminary written approval of each publication by OWC.
1.7. As part of the consulting services provided hereunder by OWC, Dr. Baruch will serve as the Medical Director of Medmar as long as Medmar as entitled to exclusive license.

2. Commercialization Agreement.

This MOU will be followed within 90 days with a consulting and a commercialization agreement that specify the terms and conditions of OWC services to Medmar as well as the terms for the licensing of OWC's intellectual property for production and marketing of Products through Medmar in the state of Maryland. Among others, the commercialization by Medmar shall result in payment to OWC of royalties at a rate of 20% from Medmar's "Net Sales" (gross income less sales tax, returns, insurance charges, duties and freight and other transportation costs) of products developed and/or manufactured through the use of OWC's license.

3. Consulting Fee.

In addition to the commercialization payments, Medmar will pay OWC consultancy fees for its patients' care services, as follows:
3.1 Pre-licensing fees: $50,000, to be paid to OWC in two equal payments: $25,000 upon execution of this MOU and the remaining $25,000 within 45 days thereafter;
3.2 Post-licensing fees: USD $20,000 per month in which Medmar is using any OWC license, for a period of 24 months ;

4. Travel Expenses.

Upon execution of this MOU the Company and OWC will make its experts team, led by Dr. Yehuda Baruch, OWC's Director of Research and Regulatory Affairs, available to consult with Medmar upon such time and dates as needed up to 40 hours per month (including travel time) at such times as shall be coordinated between the Parties from time to time. Medmar will pay all travel expenses as flight and accommodation.

5. Post-Licensing, R&D, Marketing and Distribution of OWC's Products.

5.1 This MOU also confirms the mutual understandings of previous discussions between the Parties with respect to the license by OWC of its intellectual property for marketing and distribution of Products by Medmar solely in Maryland as further detailed below and subject to terms to be agreed in the definitive agreement.

5.2 Upon successfully obtaining the required license by the Medmar License Date, OWC will grant to Medmar an exclusive license to manufacture and distribute solely in the State of Maryland, and solely with the respect to Products. The nature of the rights and the agreed compensation will be concluded with the definitive agreement.

6. Confidentiality.

IP Rights: The Parties acknowledge that, in the course of their negotiations under this MOU, it may be necessary for the Parties to provide documentation, technical and business information and/or intellectual property, in whatever form recorded (collectively, "Confidential Information"), to each other. All Confidential Information provided or disclosed by any Party to the other Parties hereunder shall remain the property of the furnishing Party, and shall be held in strict confidence by the receiving Party, unless the furnishing Party otherwise consents in writing in its sole discretion or unless disclosure of such Confidential Information is required by the applicable laws (as detailed below). Confidential Information furnished by any Party hereunder (a) shall not be reproduced or copied, in whole or in part, by the receiving Party except for use as specifically authorized by this MOU; (b) shall, together with any copies thereof, be returned to the disclosing Party, or at the request of the disclosing Party, destroyed, when no longer needed for purposes of this MOU or at the request of the disclosing Party; and (c) shall only be disclosed by the receiving Party to its employees, attorneys, accountants and other professional advisors ("Representatives")who have a need to know such Confidential Information in connection with the performance of this MOU; and who have agreed to comply with the confidentiality obligations set forth herein, and provided that the receiving Party is responsible to ay breach of confidentiality by its Representatives. (d) If required to be disclosed by law, including by the State of Maryland, or a court of the State of Maryland, or by the Maryland Medical Cannibas Commission, provided, however, that receiving Party gives disclosing Party prompt notice thereof and shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all efforts required to obtain confidential treatment for such information.
All rights of OWC in any of its products and/or related intellectual property are and shall remain at all times the sole property of OWC. Any new developments and inventions created in connection with the services and rights licensed by OWC (regardless if invented by OWC or by others) shall be the sole property of OWC and shall be assigned to it by Medmar.

7. Publicity.

Either Party may issue any press release or otherwise publicize or disclose to any third party the existence or nature of this MOU without the prior written consent of the other Party. The first publication of either Parties will be pre-approved by both Parties after the application has been submitted to the State of Maryland.

8. Warranty; Liability; Insurance.

8.1 Notwithstanding any other provision of this Agreement, OWC is not being asked to provide and will not be providing, hereunder or otherwise, any professional medical services, medical advice, or other services requiring professional licensure. Medmar agrees that OWC will not provide any professional medical services, medical advice, or other services requiring professional licensure hereunder, and any use or reliance on the consulting services provided by OWC is made at the sole discretion and responsibility of Medmar.

8.2 OWC MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY REGARDING OR RELATING TO THE CONSULTING SERVICES. OWC SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES. ANY RELIANCE ON THE CONSULTING SERVICES IS AT THE SOLE RISK OF MEDMAR. IN NO EVENT WILL OWC OR ITS OFFICERS, EMPLOYEES AND CONSULTANTS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE CONSULTING SERVICES PROVIDED TO MEDMAR (WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, STATUTE OR OTHERWISE) EVEN IF OWC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. MEDMAR AGREES THAT THE LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT SHALL APPLY EVEN IF A LIMITED REMEDY PROVIDED HEREUNDER FAILS OF ITS ESSENTIAL PURPOSE.

8.3 Medmar agrees at all time to maintain insurance coverage sufficient to cover its liabilities hereunder and provide OWC copies of the same. Medmar further agrees to indemnify, defend and hold harmless OWC, and its officers, employees and consultants, from and against any and all liability, suits, claims, losses, damages, and expenses (including reasonable attorneys' fees), to the extent they arise from the provisions of the consulting services to Medmar, and provided they are not resulting intentional misconduct of OWC.

9. Miscellaneous.

9.1 Non-Solicitation. Medmar agrees and undertakes that during the period of provision of services by OWC with the Company, and for a period of 24 months thereafter, it will not, directly or indirectly, for any purpose or in any place solicit for employment any person employed by OWC (or retained by OWC as a consultant or service provider) on the date of such termination or during the preceding twelve months.
9.2 Term And Termination. Without derogating from and subject to Section 9.6 below, the provisions of this MOU shall automatically expire and terminate on the happening of the following:
(a) the successful completion of the definitive agreement; or
(b) by mutual written consent of the Parties; or
(c) the non-completion of the definitive agreement within 90 days of signing this MOU.

This MOU shall also expire on the Medmar License Date if Medmar has not obtained the required licenses under the Act by such date, and in the event Dr. Baruch is no longer engaged by OWC, for any reason whatsoever. The definitive agreement will include further detailed termination clauses. The provisions of Sections 3.1, 6, 8 and 9 shall survive termination or expiration.
9.3 Headings. The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this MOU.
9.4 Governing Law. This MOU shall be governed by the laws of the State of New York without reference to conflicts of laws principles. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING HEREUNDER.
9.5 Assignment. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto.
9.6 Amendment. This MOU may not be revised or amended except in a writing signed by the Parties.
9.7 The Parties confirm that they will make good faith efforts to conclude a definitive agreement relating to implement the provisions of this section of the MOU. On signing of this MOU, the Parties shall immediately proceed to negotiate the terms of the definitive agreements.

(Signatures on Following Page)

IN WITNESS WHEREOF, THIS INSTRUMENT HAS BEEN EXECUTED BY THE PARTIES AS OF OCTOBER 11, 2015.
One World Cannabis                                 Ltd Medmar LLC
/s/: Ziv Turner                                             /s/: Jeffrey Low
Ziv Turner, CEO                                         Jeffrey Low, Manager